Exhibit 10.7

Amendment to the Tax Deferred Equity Participation Plan

Tax Deferred Equity Participation Plan, as amended (the “TDEPP”)

The first sentence of Section 17(b) of the TDEPP is amended in its entirety to read as follows:

Subject to the terms and conditions of the Plan, the Committee may amend outstanding Awards, including, without limitation, by any amendment which would accelerate the time or times at which the Award may vest or become payable and by any other amendment to any other term or condition of the Award; provided, however, that no amendment shall be made that would materially impair the rights of any Participant in any outstanding Award, or any earnings with respect thereto, without the prior written consent of such Participant; and provided, further, that the Committee shall not have any such right to the extent it is prohibited by Section 409A of the Code or any regulations thereunder (or any successor provisions thereto) or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of vesting or payment of an Award.